EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of Mediscience Technology Corp. (the "Company") on Form S-3, for the registration of 8,075,000 shares of common stock, of our report dated May 4, 2004 relating to the consolidated financial statements which appears in the Company's Annual Report on Form 10-KSB for the year ended February 29, 2004 which included an explanatory paragraph indicating that substantial doubt exists about the Company's ability to continue as a going concern. We also consent to the reference to us under the heading "Experts" in the prospectus, which is a part of the Registration Statement.



/s/ Parente Randolph LLC
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Parente Randolph LLC

July 30, 2004
Philadelphia, Pennsylvania